As Filed Pursuant to Rule 424(b)(2)
Registration No. 333-214496

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Amount to be registered	Offering price per unit	Aggregate offering price	Amount of registration fee
Common Stock	1,012,000 (1)	$54.63	$55,285,560	$6407.60(2)

(1)	Assumes that overallotment amount of 132,000 shares of common stock is exercised.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(to Prospectus Dated November 8, 2016)

880,000 Shares

NORTHWEST NATURAL GAS COMPANY

Common Stock

Northwest Natural Gas Company (NW Natural) is offering 880,000 shares of its common stock. Our common stock is traded on the New York Stock Exchange under the symbol “NWN.” The last reported sale price of our common stock on the New York Stock Exchange on November 10, 2016 was $56.20 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Share	Total
Initial price to public	$54.63	$48,074,400
Underwriting discounts and commissions	$2.05	$1,804,000
Proceeds, before expenses, to NW Natural	$52.58	$46,270,400

We have granted the underwriters a 30-day option to purchase up to an additional 132,000 shares of common stock from us at the initial public offering price less the underwriting discount if the underwriters sell more than 880,000 shares of common stock in this offering.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about November 16, 2016.

Wells Fargo Securities	J.P. Morgan	RBC Capital Markets

U.S. Capital Advisors	Sidoti & Company, LLC

Prospectus dated November 10, 2016.

You may rely on the information contained in this prospectus. Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer of solicitation is unlawful.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock we are offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the common stock we are offering in this prospectus supplement. See “Description of Common Stock” in the accompanying prospectus. If the description of the common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus also includes information about certain other securities that we may offer from time to time, which information does not apply to our common stock.

This prospectus supplement and the accompanying prospectus are part of a registration statement that was filed by us with the SEC using a “shelf” registration process. Under the shelf registration process, we may, from time to time, issue and sell to the public the securities described in the accompanying prospectus, including the common stock, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of the common stock and this offering.

ii

SUMMARY

This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in NW Natural’s common stock. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under “Forward-Looking Statements.”

NW Natural

NW Natural was incorporated under the laws of Oregon in 1910. NW Natural and its predecessors have supplied gas service to the public since 1859, and we have been doing business as NW Natural since 1997. We maintain operations in Oregon, Washington, and California and conduct business through NW Natural and its subsidiaries.

We have two core businesses: our regulated local gas distribution business, which serves residential, commercial, and industrial customers in Oregon and southwest Washington; and our gas storage businesses, which provides storage services for utilities, gas marketers, electric generators, and large industrial users from storage facilities located in Oregon and California.

The utility business is our largest segment, while our gas storage businesses account for the majority of our remaining net income. The following table reflects the percentage allocation between segments and other as of December 31, 2015:

		Non- Utility(1)
	Utility	Gas Storage(2)	Other	Total
Assets	91.0%	8.5%	0.5%	100.0%
Net Income	99.4%	0.3%	0.3%	100.0%

(1)	We refer to our gas storage segment and other as non- utility as they are not included in our regulated gas distribution business; however, certain aspects of the gas storage segment and other may be regulated by the OPUC, WUTC, CPUC, or FERC.

(2)	Gas Storage segment includes asset management services for both the utility and non- utility portion of our Mist gas storage facility.

Local Gas Distribution “Utility”

The utility is principally engaged in the regulated distribution of natural gas in Oregon and southwest Washington to more than 718,000 customers with approximately 89% of our customers located in Oregon and 11% located in Washington. In total, we provide natural gas service to over 100 cities in 18 counties with an estimated population of 3.5 million in our service territory.

We serve residential, commercial and industrial customers with no individual customer or industry accounting for more than 10% of our utility revenues. On an annual basis, residential and commercial customers typically account for around 60% of our utility’s total volumes delivered and 90% of our utility’s margin. Industrial customers largely account for the remaining volumes and utility margin.

Gas Storage

Our gas storage segment includes the non- utility portion of the Mist gas storage facility near Mist, Oregon, our Gill Ranch gas storage facility near Fresno, California, and asset management services provided by an independent energy marketing company.

In general, the supply of natural gas remains relatively stable over the course of a year, while the demand for natural gas typically fluctuates seasonally. Storage facilities allow customers to purchase and inject natural gas supplies during periods of low demand and withdraw these supplies for use or resale during periods of higher demand. These facilities allow us to capitalize on the imbalance of supply and demand and price volatility for natural gas. The following table provides information concerning the Company’s non- utility gas storage facilities as of December 31, 2015:

		Maximum
	Designed Storage Capacity (Bcf)	Deliverability (Therms in millions/ day(3)	Injection (Therms in millions/ day)(3)
Mist Storage(1)	5.4	2.1	0.8
Gill Ranch Storage(2)	15.0	4.9	2.4

(1)	Approximately 5.4 Bcf of a total 16 Bcf at Mist is currently available to our gas storage segment. The remaining 10.6 Bcf is used to provide gas storage for our local distribution business and its utility customers. All storage capacity and daily deliverability currently developed for the gas storage segment at Mist is available for recall by the utility. In May 2015, the utility recalled approximately 0.3 million therms per day of deliverability and 0.7 Bcf of capacity for core utility customer use.

(2)	Our share of the Gill Ranch facility is currently 15 Bcf out of a total capacity of 20 Bcf.

(3)	Our share of the expected daily maximum injection and deliverability rates.

The Mist storage facility began operations in 1989 and currently consists of seven depleted natural gas reservoirs, 22 injection and withdrawal wells, a compressor station, dehydration and control equipment, gathering lines and other related facilities. Mist provides multi- cycle gas storage services to customers in the interstate and intrastate markets from the facility located in Columbia County, Oregon, near the town of Mist. The Mist field was initially converted to storage operations for our utility customers. Since 2001, gas storage capacity at Mist has also been made available to interstate customers by developing new incremental capacity in advance of core utility customer requirements to meet the demands for interstate storage service.

Gill Ranch Storage, LLC (Gill Ranch), our subsidiary, has a joint project agreement with Pacific Gas and Electric Company (PG&E) to develop and own the Gill Ranch underground natural gas storage facility near Fresno, California. Currently, Gill Ranch is the sole operator of the facility. The facility began operations in 2010 and consists of three depleted natural gas reservoirs, 12 injection and withdrawal wells, a compressor station, dehydration and control equipment, gathering lines, an electric substation, a natural gas transmission pipeline extending 27 miles from the storage field to an interconnection with the PG&E transmission system, and other related facilities. Gill Ranch owns the rights to 75% of the available storage capacity at the facility. Gill Ranch’s share of the facility currently provides 15 Bcf of working gas capacity.

The Offering

Company	Northwest Natural Gas Company or NW Natural

Securities offered	880,000 shares of common stock (plus an additional 132,000 shares if the underwriters exercise their option to purchase additional shares in full)

Shares to be outstanding after this offering	28,437,756 shares of common stock (or 28,569,756 shares if the underwriters exercise their option to purchase additional shares in full)

New York Stock Exchange symbol	NWN

Transfer agent and registrar	American Stock Transfer & Trust Company, LLC

Use of proceeds	The net proceeds to be received by NW Natural from this offering will be added to the general funds of NW Natural and used for corporate purposes, primarily to fund, in part, NW Natural’s ongoing utility construction program.

Indicated current annual dividend rate	We have increased annual dividend payments each year since 1956. Our current indicated dividend is $1.88 per share[1].

We declared a dividend of $0.47 per share, payable on November 15, 2016 to holders of record on October 31, 2016. We will not pay this dividend with respect to any shares sold in this offering.

The number of shares of common stock that will be outstanding after this offering is based on the number of shares of our common stock outstanding as of November 7, 2016 and will not include any shares of our common stock issued after such date pursuant to employee benefit plans, or other employee, executive or directors compensation plans, or the NW Natural Dividend Reinvestment and Direct Stock Purchase Plan. As of November 7, 2016, the total number of shares of NW Natural common stock reserved for issuance is 241,526 shares under the NW Natural Dividend Reinvestment and Direct Stock Purchase Plan, 78,857 shares under the Employee Stock Purchase Plan, 816,038 shares under the Stock Option Plan, and 615,633 shares under the Long-Term Incentive Plan.

[1]	Based upon our most recent quarterly dividend of $0.47 per share of our common stock. Future dividends, if any, may be declared and paid at the discretion of our board of directors and will depend on our future earnings, financial condition and other factors.

Summary Consolidated Financial Information

The summary historical consolidated financial data of NW Natural set forth below has been derived from (i) the annual consolidated financial statements of NW Natural for the years 2013-2015, which have been audited by NW Natural’s independent accountants, and incorporated by reference in this prospectus supplement and the accompanying prospectus from NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2015 (2015 Form 10-K), and (ii) the unaudited consolidated financial statements of NW Natural as of and for the nine months ended September 30, 2015 and 2016, incorporated by reference in this prospectus supplement and the accompanying prospectus from NW Natural’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (the Third Quarter 2016 Form 10-Q). This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the 2015 Form 10-K and the Third Quarter 2016 Form 10-Q, incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of the results expected for any future period. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31			Nine Months Ended September 30
	2013	2014	2015	2015	2016
	(all numbers in thousands, except per share data)
Operating Revenues	$758,518	$754,037	$723,791	$493,073	$442,439
Net Income	$60,538	$58,692	$53,703	$23,998	$30,620

Earnings per share of common stock:
Basic	$2.24	$2.16	$1.96	$0.88	$1.11
Diluted	$2.24	$2.16	$1.96	$0.88	$1.11

Dividends paid per share of common stock:	$1.83	$1.85	$1.86	$1.395	$1.405

Total assets, end of period	$2,970,911	$3,064,945	$3,069,410	$2,970,718	$2,959,884
Total equity	$751,872	$767,321	$780,972	$759,209	$779,202
Short-term debt	$188,200	$234,700	$270,035	$225,200	$194,900
Long-term debt (including current maturities)(1)	$731,597	$653,081	$594,418	$614,053	$595,213

(1)	During 2016, the Company adopted ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which required the presentation of debt issuance costs as a direct deduction from the associated debt liability. As a result, debt issuance costs of $6.5 million, $7.7 million, $7.3 million, $8.6 million and $10.1 million are direct deductions of gross long-term debt for the nine months ended September 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013, respectively.

RISK FACTORS

Investing in the securities involves certain risks. You are urged to read and consider the risk factors described in NW Natural’s annual, quarterly and current reports filed with the SEC under the Exchange Act, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information NW Natural includes or incorporates by reference in this prospectus supplement and the accompanying prospectus. You should also be aware that new risks may emerge in the future at any time, and NW Natural cannot predict such risks or estimate the extent to which they may affect NW Natural’s financial condition or performance.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus do, and the documents incorporated by reference may, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). Although NW Natural believes these statements are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained in this prospectus supplement and the accompanying prospectus and in the incorporated documents. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus and in the incorporated documents may be affected by various uncertainties.

Forward-looking statements can be identified by words such as anticipates, assumes, intends, plans, seeks, believes, estimates, expects, and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following:

•	plans, projections, forecasts and predictions;

•	objectives, goals and strategies;

•	assumptions and estimates;

•	future events or performance;

•	trends, timing and cyclicality;

•	risks;

•	earnings and dividends;

•	capital and other expenditures and allocation;

•	capital structure;

•	growth and profitability;

•	customer rates;

•	commodity costs and volumes;

•	gas reserves, volumes, investment and recovery;

•	operational and maintenance performance and costs;

•	energy policy and preferences;

•	efficacy of and exposure under derivatives and hedges;

•	liquidity, funding sources, and financial positions;

•	project and program development, expansion, or investment;

•	competition;

•	costs of compliance;

•	credit exposures;

•	regulatory outcomes, prudency or recovery;

•	impacts of laws, rules and regulations;

•	tax positions, liabilities or refunds;

•	levels and pricing of gas storage contracts and gas storage markets;

•	outcomes and effects of potential claims, litigation, regulatory actions, and other administrative matters;

•	projected obligations and contributions under retirement plans;

•	availability, adequacy, and shift in mix, of gas supplies;

•	effects of new or anticipated changes in accounting standards or pronouncements;

•	approval and adequacy of regulatory deferrals;

•	local or national disasters, pandemic illness, terrorist activities, including cyber-attacks, explosions and other emergency or extreme events;

•	effects and efficacy of regulatory mechanisms; and

•	environmental, regulatory, litigation and insurance costs, allocations and recoveries, and timing thereof.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our 2015 Annual Report on Form 10-K, Part I, Item 1A “Risk Factors” and Part II, Item 7 and Item 7A, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk,” and in Part I, Items 2 and 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” and Part II, Item 1A, “Risk Factors,” of our Quarterly Report for the Period Ended September 30, 2016 on Form 10-Q.

Any forward-looking statement made by us in this prospectus supplement and the accompanying prospectus speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

WHERE YOU CAN FIND MORE INFORMATION

NW Natural files annual, quarterly and other reports and other information with the SEC. Reports, proxy statements and other information filed by NW Natural can be read and copied at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by NW Natural. NW Natural also maintains a Web site (http://www.nwnatural.com). Information contained on NW Natural’s Web site does not constitute part of this prospectus supplement.

The SEC allows NW Natural to “incorporate by reference” the information that NW Natural files with the SEC, which means that NW Natural may, in this prospectus supplement, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. NW Natural is incorporating by reference the documents listed below (other than any portions of such documents that are deemed to be furnished and not filed) and any future filings NW Natural makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Information that NW Natural files in the future with the SEC will automatically update and supersede this information.

We hereby incorporate by reference into this prospectus supplement the following documents that we have filed with the SEC under the Securities Exchange Act File No. 001-15973:

•	NW Natural’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

•

NW Natural’s Definitive Proxy Statement on Schedule 14A, filed on April 15, 2016 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015);

•	NW Natural’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2016.

•	NW Natural’s Current Reports on Form 8-K filed with the SEC on February 5, 2016, March 21, 2016, June 2, 2016, July 29, 2016 (two filings) and September 2, 2016 (as amended on September 23, 2016).

•	The description of our common stock as set forth in our Registration Statement on Form 8-A/A filed with the SEC on October 26, 2016.

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, telephone 503-226-4211, extension 2402.

CAPITALIZATION

The following table sets forth NW Natural’s capitalization as of September 30, 2016 on an actual basis and as adjusted to give effect to the sale of the common stock in this offering. The information set forth in the table below is reported on a consolidated basis, is only a summary and is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the 2015 Form 10-K and the Third Quarter 2016 Form 10-Q, incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	September 30, 2016
	Actual	As Adjusted[1]
	(in thousands)
Long-term debt (including current maturities)[2]	$595,213	$595,213
Total common stock equity	$779,202	$825,222

Total Capitalization	$1,374,415	$1,420,435

[1]	As adjusted to reflect the net proceeds to NW Natural from this offering of common stock (assuming no exercise by the underwriters of the option to purchase an additional 132,000 shares of common stock from us), after deducting underwriting discounts and commissions and estimated expenses payable by NW Natural. If the underwriters exercise their option to purchase additional shares in full, Total common stock equity and Total Capitalization, each as adjusted, would be $832.2 million and $1,427.4 million, respectively.

[2]	Includes debt issuance costs of $6.5 million. In addition, as of September 30, 2016, we had $194.9 million of short-term debt outstanding, which is excluded from the calculation of total capitalization.

USE OF PROCEEDS

The net proceeds to be received by NW Natural from this offering, after deducting the underwriters’ discounts and commissions and estimated expenses of $250,000 payable by NW Natural, are estimated to be $46.0 million, or $53.0 million if the underwriters exercise their option to purchase additional shares in full. The net proceeds will be added to the general funds of NW Natural and will be used for general corporate purposes, primarily to fund, in part, NW Natural’s ongoing utility construction program. A portion of the net proceeds may be used to reduce NW Natural’s short-term indebtedness (commercial paper), which was generally incurred to fund the utility construction program. As of September 30, 2016, NW Natural had approximately $194.9 million of short-term indebtedness outstanding, with a maximum maturity of 55 days and an average maturity of 28 days and bearing an effective interest rate of 0.7%.

DIVIDENDS AND PRICE RANGE

The amount and timing of dividends payable on NW Natural’s common stock are within the sole discretion of its Board of Directors. Cash dividends on NW Natural’s common stock have been paid quarterly each year since 1951. It is the intention of the Board of Directors to continue to pay cash dividends on the common stock on a quarterly basis. However, future dividends will be dependent upon NW Natural’s earnings, financial condition and other factors. See “Description of Common Stock —Dividend Limitations” in the accompanying prospectus for certain restrictions upon the payment of cash dividends.

NW Natural’s Dividend Reinvestment and Stock Purchase Plan permits registered owners of common stock to reinvest all or a portion of their quarterly dividends in additional shares of NW Natural’s common stock at the current market price. Shareholders also may invest cash on a monthly basis, up to $250,000 per calendar year, in additional shares at the current market price. During 2015, dividend reinvestments and optional cash investments under the plan aggregated $4.5 million and resulted in the issuance of 97,024 shares of common stock.

NW Natural’s common stock is listed and traded on the New York Stock Exchange under the symbol “NWN”. On November 7, 2016, NW Natural had 5,528 common shareholders of record. The range of high and low prices and dividends paid per share of the common stock are shown in the following table for the periods indicated:

	Quarterly Dividends		Common Stock Prices
			High	Low
2014:
First Quarter	$0.4600		$44.09	$40.05
Second Quarter	0.4600		47.32	43.06
Third Quarter	0.4600		47.50	41.81
Fourth Quarter	0.4650		52.57	42.29

Total	$1.8450

2015:
First Quarter	$0.4650		$52.25	$43.35
Second Quarter	0.4650		49.77	41.32
Third Quarter	0.4650		46.74	42.00
Fourth Quarter	0.4675		51.85	45.03

Total	$1.8625

2016:
First Quarter	$0.4675		$54.51	$48.90
Second Quarter	0.4675		64.84	49.46
Third Quarter	0.4675		66.17	57.96
Fourth Quarter (through November 9, 2016)	0.4700	[1]	60.00	55.50

Total	$1.8725

1	We declared this dividend of $0.47 per share, payable on November 15, 2016 to holders of record on October 31, 2016. We will not pay this dividend with respect to any shares sold in this offering.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes certain United States (“U.S.”) federal income tax considerations relevant to the acquisition, ownership and disposition of shares of NW Natural’s common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder’s particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our common stock, except to the extent specifically set forth below;

•	real estate investment trusts or regulated investment companies;

•	certain former citizens or long-term residents of the U.S.;

•	persons who hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction; or

•	persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Code).

If a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner or such partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of shares of NW Natural’s common stock (other than a partnership) that, for U.S. federal income tax purposes, is not (i) an individual that is a citizen or resident of the U.S.; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the U.S. is able to exercise primary control over its administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury regulations to be treated as a U.S. person.

Distributions

In general, if NW Natural makes a distribution to a Non-U.S. Holder with respect to NW Natural’s common stock, it will constitute a dividend for U.S. federal income tax purposes to the extent paid out of NW Natural’s current or accumulated earnings and profits as determined under the Code. If the amount of a distribution exceeds NW Natural’s current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common shares and thereafter will be treated as capital gain subject to the tax treatment described below in “Sale or Other Disposition of Common Stock.” Dividends paid to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (unless such dividend is eligible for a reduced rate under an applicable income tax treaty). In order to obtain a reduced rate of withholding, a Non-U.S. Holder is generally required to provide to the applicable withholding agent an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) properly certifying such Non-U.S. Holder’s eligibility for the reduced rate. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced withholding rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the timing and manner of claiming the benefits.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, are taxed on a net-income basis at the regular graduated rates and in the manner applicable to United States persons. The Non-U.S. Holder is generally required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on any effectively connected dividends received by a foreign corporation for the taxable year, as adjusted for certain items.

Sale or Other Taxable Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of shares of NW Natural’s common stock unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, (ii) in the case of an individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied, or (iii) NW Natural’s common stock constitutes a U.S. real property interest by reason of NW Natural’s status as a U.S. real property holding corporation (a “USRPHC”) under the Foreign Investment in Real Property Tax Act (“FIRPTA”) for U.S. federal income tax purposes.

In the case described in (i) above, gain or loss recognized on the disposition of shares of NW Natural’s common stock generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a U.S. person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate).

In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax on any capital gain recognized on the disposition of shares of NW Natural’s common stock (after being offset by certain U.S.-source capital losses).

In the case described in (iii) above, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Given the lack of clear guidance in this area, there can be no assurances that we are not or will not become a USRPHC. If, however, we were a USRPHC during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, Non-U.S. Holders owning (directly or indirectly) more than 5 percent of our common shares will be subject to different tax consequences and should consult their own tax advisers. U.S. federal income tax will not apply to gain realized on the sale or disposition of our common stock by a Non-U.S. Holder that owns (directly or indirectly at any time during the shorter of the five-year period preceding the date of disposition or the Non-U.S. Holder’s holding period) 5 percent or less of our common stock so long as our common stock is “regularly traded on an established securities market” (such as the New York Stock Exchange) as defined under applicable Treasury regulations.

If gain on the sale or other taxable disposition of the common stock were subject to taxation under FIRPTA, a Non-U.S. Holder generally would be subject to U.S. federal income tax on the gain realized on a disposition of the common stock at the graduated U.S. federal income tax rates applicable to U.S. persons, generally would be required to file a U.S. federal income tax return, and, if the common stock was not then publicly traded, and certain other conditions were met, the purchaser would be required to withhold 15% of the sales proceeds.

Information Reporting and Backup Withholding

Information returns will be filed annually with the IRS in connection with any dividends paid on NW Natural’s common stock to a Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the Non-U.S. Holder may be subject to backup withholding (currently at a rate of 28%) on dividends paid on NW Natural’s common stock or on the proceeds from a sale or other disposition of shares of NW Natural’s common stock. The certification procedures required to claim a reduction or exemption from withholding tax on payments described above under “Distributions” will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”) and additional guidance issued by the IRS, a U.S. federal withholding tax of 30% will generally apply to certain payments (including dividends paid on NW Natural’s common stock and, after December 31, 2018, will include gross proceeds from the sale or other disposition of shares of NW Natural’s common stock) paid to (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the FATCA withholding rules on their investment in NW Natural’s common stock. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

UNDERWRITING

We have entered into an underwriting agreement, dated November 10, 2016, with the underwriters named below with respect to the shares of common stock to be offered pursuant to this prospectus supplement. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell and the underwriters, for whom Wells Fargo Securities LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as representatives, have agreed to purchase from us the number of shares of our common stock set forth opposite its name in the following table:

Name of Underwriter	Number of Shares
Wells Fargo Securities, LLC	352,000
J.P. Morgan Securities LLC	220,000
RBC Capital Markets, LLC	220,000
USCA Securities LLC	70,400
Sidoti & Company, LLC	17,600

Total	880,000

Option to Purchase Additional Shares

We have granted to the underwriters a 30-day option, exercisable from the date of the underwriting agreement, to purchase on a pro rata basis up to 132,000 additional shares of our common stock at the public offering price less the underwriting discounts and commissions.

We will be obligated to sell these shares of our common stock to the underwriters to the extent the option to purchase additional shares is exercised.

Underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common stock offered by this prospectus supplement.

Discounts and Commissions

The underwriters propose to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.23 per share. After the public offering, the underwriters may change the public offering price and concessions to dealers.

The following table summarizes the compensation to be paid to the underwriters. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

		Total
	Per Share	Without Option	With Option
Public offering price	$54.63	$48,074,400	$55,285,560
Underwriting discounts and commissions payable by us	$2.05	$1,804,000	$2,074,600
Proceeds, before expenses, to us	$52.58	$46,270,400	$53,210,960

The underwriting fee will be an amount equal to the offering price per share to the public of our common stock, less the amount paid by the underwriters to us per share of common stock. The underwriters’ compensation was determined through arms’ length negotiations between the underwriters and us.

We estimate that the expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $250,000. Estimated expenses include SEC filing fees, New York Stock Exchange listing fees, printing, legal, accounting, transfer agent and registrar fees, and other miscellaneous fees and expenses.

Lock-Up Arrangement

We and our executive officers and directors have agreed not to sell, transfer, pledge, offer or contract to sell, transfer or pledge, or file with the SEC a registration statement under the Securities Act, relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Wells Fargo Securities LLC for a period of 60 days after the date of the underwriting agreement. These restrictions will not apply to the issuance of shares pursuant to employee benefit plans or other employee, executive or director compensation plans, or the NW Natural Dividend Reinvestment and Direct Stock Purchase Plan.

Indemnity

We have agreed to indemnify the underwriters against certain liabilities arising out of this prospectus supplement, the accompanying prospectus and certain other materials in connection with this offering.

Our Relationship with the Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the underwriters and/or their respective affiliates have in the past and may in the future provide us and our affiliates with commercial banking, investment banking, financial advisory and other services for which they have and in the future will receive customary fees.

In particular, affiliates of Wells Fargo Securities, J.P. Morgan and RBC Capital Markets, LLC serve as lenders to the Company under its Credit Agreement dated as of December 20, 2012, as amended. None of the net proceeds of this offering will be used to repay any amounts due to such affiliates under the credit agreement.

Certain of the underwriters and their affiliates have engaged and in the future may engage in investment banking transactions with, and provide services to, NW Natural or its subsidiaries in the ordinary course of business. An affiliate of Wells Fargo Securities, LLC is the exclusive agent under NW Natural’s commercial paper program.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

Stabilization

The underwriters may engage in over-allotment transactions, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates syndicate short positions.

•	Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may cause the price of our common stock to be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise. Neither we nor any of the underwriters make any representation that the underwriters will engage in any of the transactions described above. If commenced, these transactions may be discontinued at any time without notice. Neither we nor any of the underwriters make any representation or prediction as to the effect that the transactions described above, if commenced, may have on the market price of our common stock.

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement or the accompanying Prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPERTS

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGALITY

The legality of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for NW Natural by MardiLyn Saathoff, Esquire, Senior Vice President, General Counsel and Regulation of NW Natural, and by Morgan, Lewis & Bockius LLP, New York, New York, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Morgan, Lewis & Bockius LLP and Simpson Thacher & Bartlett LLP may rely upon the opinion of Ms. Saathoff as to certain legal matters arising under Oregon law, and Ms. Saathoff, Morgan, Lewis & Bockius LLP and Simpson Thacher & Bartlett LLP may rely upon the opinion of Stoel Rives LLP, Portland, Oregon, as to certain legal matters arising under Washington law.

PROSPECTUS

NORTHWEST NATURAL GAS COMPANY

DEBT SECURITIES

JUNIOR SUBORDINATED DEBENTURES

PREFERRED STOCK

COMMON STOCK

Northwest Natural Gas Company, or NW Natural, may offer any combination of the securities described in this prospectus in one or more offerings from time to time and in amounts authorized from time to time. NW Natural will provide specific terms of its securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

NW Natural’s common stock is listed on the New York Stock Exchange and trades under the symbol “NWN.”

NW Natural may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section on page 20 of this prospectus also provides more information on this topic.

See the discussion of risk factors on page 2 of this prospectus and as contained in NW Natural’s annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.

NW Natural’s principal executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, and its telephone number is (503) 226-4211.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that NW Natural filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, NW Natural, from time to time, may sell any combination of the securities described in this prospectus in one or more offerings. NW Natural may offer any of the following securities: Debt Securities, Junior Subordinated Debentures, Common Stock or Preferred Stock.

This prospectus provides you with a general description of the securities that NW Natural may offer. Each time NW Natural sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement, if necessary. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

NW Natural files annual, quarterly and other reports and other information with the SEC. Reports, proxy statements and other information filed by NW Natural can be read and copied at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by NW Natural. NW Natural also maintains a Web site (http://www.nwnatural.com). Information contained on NW Natural’s Web site does not constitute part of this prospectus.

The SEC allows NW Natural to “incorporate by reference” the information that NW Natural files with the SEC, which means that NW Natural may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. NW Natural is incorporating by reference the documents listed below (other than any portions of such documents that are deemed to be furnished and not filed) and any future filings NW Natural makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act), until NW Natural sells all of the securities described in this prospectus. Information that NW Natural files in the future with the SEC will automatically update and supersede this information.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Securities Exchange Act File No. 001-15973:

•	NW Natural’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

•	NW Natural’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2016.

•	NW Natural’s Current Reports on Form 8-K filed with the SEC on February 5, 2016, March 21, 2016, June 2, 2016, July 29, 2016 and September 2, 2016 (as amended on September 23, 2016).

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, telephone 503-226-4211, extension 2402.

You should rely only on the information contained, or incorporated by reference, in this prospectus and any prospectus supplement. NW Natural has not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. NW Natural is not, and any underwriters, agents or dealers are not, making an offer of these securities or soliciting offers to buy these securities in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

This document does, and the documents incorporated herein by reference may, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Exchange Act. Although NW Natural believes these statements are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained herein and in the incorporated documents. The forward-looking statements contained herein and in the incorporated documents may be affected by various uncertainties. For a further discussion of forward-looking statements and of factors which may affect forward-looking statements contained herein and in the incorporated documents, see NW Natural’s most recent Annual Report on Form 10-K and any of its Quarterly Reports on Form 10-Q filed after that Annual Report on Form 10-K.

NW NATURAL

NW Natural is principally engaged in the distribution of natural gas in Oregon and southwest Washington. NW Natural and its predecessors have supplied gas service to the public since 1859. NW Natural’s executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209. Its telephone number is 503-226-4211.

RISK FACTORS

Investing in the securities involves certain risks. You are urged to read and consider the risk factors described in NW Natural’s annual, quarterly and current reports filed with the SEC under the Exchange Act, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information NW Natural includes or incorporates by reference in this prospectus. You should also be aware that new risks may emerge in the future at any time, and NW Natural cannot predict such risks or estimate the extent to which they may affect NW Natural’s financial condition or performance. The prospectus supplement applicable to each type or series of securities NW Natural offers may contain a discussion of additional risks applicable to an investment in NW Natural and the particular type of securities NW Natural is offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement, the net proceeds to be received by NW Natural from the sale of these securities will be added to the general funds of NW Natural and used for corporate purposes, primarily to fund, in part, NW Natural’s ongoing utility construction program and for general corporate purposes.

The prospectus supplement relating to a particular offering of securities will identify the use of proceeds for that offering.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preference dividends, calculated according to the rules set forth under the Securities Act, for the following periods were:

Period	Ratios(1)
Twelve Months Ended September 30, 2016	3.36
Nine Months Ended September 30, 2016(2)	2.67
Year Ended December 31, 2015	3.00
Year Ended December 31, 2014	3.13
Year Ended December 31, 2013	3.16
Year Ended December 31, 2012	3.26
Year Ended December 31, 2011	3.38

Earnings consist of net income to which has been added taxes on income and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expense and discount or premium, and the estimated interest portion of rentals charged to income. Preference dividends are the amounts of pre-tax earnings that would be required to pay dividends on any outstanding preference equity securities (which could include any NW Natural preferred stock outstanding for the period).

(1)	NW Natural had no preference equity securities outstanding for any of the periods presented; therefore, the ratios of earnings to fixed charges are the same as the ratios of earnings to combined fixed charges and preference dividends.
(2)	A significant part of the businesses of NW Natural is seasonal in nature; therefore, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for the interim period are not necessarily indicative of the results for a full year.

DESCRIPTION OF DEBT SECURITIES

General

The following sections set forth certain general terms and provisions of NW Natural’s secured, unsecured and junior subordinated debt securities, consisting of first mortgage bonds and debentures, notes or other debt, that NW Natural may offer by this prospectus. NW Natural will describe the particular terms of the debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

DESCRIPTION OF THE BONDS

General

NW Natural will issue its first mortgage bonds, in one or more series, under the Mortgage and Deed of Trust, dated as of July 1, 1946, to Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (the Corporate Trustee), as trustee (the Mortgage Trustee), which has been amended and supplemented in the past and which may be supplemented again by one or more supplemental indentures relating to these securities. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the “Mortgage.” All first mortgage bonds issued or to be issued under the Mortgage, including the first mortgage bonds offered by this prospectus, are referred to herein as “First Mortgage Bonds.”

This section briefly summarizes some of the provisions of the First Mortgage Bonds and some of the provisions of the Mortgage and uses some terms that are not defined in this prospectus but that are defined in the

Mortgage. This summary is not complete and is qualified in its entirety by reference to the Mortgage which is on file with the SEC. You should read the Mortgage for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary.

Each series of First Mortgage Bonds may have different terms. NW Natural will include some or all of the following information about a specific series of First Mortgage Bonds in the prospectus supplement relating to those First Mortgage Bonds:

•	the designation of the series and the aggregate principal amount of those First Mortgage Bonds,

•	the interest rate(s) for those First Mortgage Bonds,

•	the currency or currencies in which payment of the principal of and interest on those First Mortgage Bonds may be made,

•	the date(s) on which those First Mortgage Bonds will mature,

•	the dates on which NW Natural will pay the interest on those First Mortgage Bonds and the date from which interest will accrue,

•	the place(s) where the principal of and interest on those First Mortgage Bonds will be payable,

•	whether all or any portion of those First Mortgage Bonds will be issued to a designated depositary,

•	the additional place(s) for the payment of principal or interest or for the registration or transfer of those First Mortgage Bonds,

•	any terms or obligations of NW Natural relating to creation of a sinking fund with respect to those First Mortgage Bonds or permitting conversion of those First Mortgage Bonds into capital stock of NW Natural or another entity,

•	any terms permitting bondholders to exchange those First Mortgage Bonds for other securities,

•	any terms pursuant to which NW Natural may redeem any of those First Mortgage Bonds, and

•	any other terms or provisions relating to those First Mortgage Bonds that are not inconsistent with the provisions of the Mortgage.

Except as may otherwise be described in a prospectus supplement, the covenants contained in the Mortgage will not afford holders of the First Mortgage Bonds protection in the event of a highly-leveraged or similar transaction involving NW Natural or in the event of a change in control.

Reserved Amendment Rights

NW Natural has reserved the right to amend the Mortgage, without the consent or other action of the holders of any series of First Mortgage Bonds created after November 1, 2016 or Secured Medium-Term Notes, Series B with an issue date after November 1, 2016, to make the changes described below in this “Description of First Mortgage Bonds.” Holders of any series of First Mortgage Bonds created after November 1, 2016 and Secured Medium-Term Notes, Series B with an issue date after November 1, 2016, including First Mortgage Bonds that NW Natural may offer by this prospectus, are deemed to have consented to these amendments. This section briefly summarizes the reserved amendment rights. This summary is not complete. You should read this summary together with the twenty-second supplemental indenture, dated as of November 1, 2016, which has been filed with the SEC and is an exhibit to the registration statement filed with the SEC of which this prospectus is a part, together with the Mortgage for a complete understanding of the reserved amendment rights.

Form, Exchange and Payment

Unless otherwise specified in the prospectus supplement relating to First Mortgage Bonds, First Mortgage Bonds will be (1) issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and (2) exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto, and principal, premium, if any, and interest will be payable at such office.

Security

First Mortgage Bonds issued or to be issued under the Mortgage are or will be secured by the Mortgage, which constitutes a first mortgage lien on certain gas utility properties owned from time to time by NW Natural (except as stated below).

The lien of the Mortgage is or may be subject to the following Excepted Encumbrances:

•	liens for taxes, assessments or governmental charges which are not delinquent or the validity of which is being contested at the time by NW Natural in good faith; and liens for workmen’s compensation awards and similar obligations which are not delinquent and undetermined liens or charges incidental to construction;

•	liens securing indebtedness, neither assumed nor guaranteed by NW Natural nor on which it customarily pays interest, existing on real property or rights in or relating to real property acquired by NW Natural for transmission line, transportation line, distribution line or right of way purposes;

•	rights of any municipality or public authority to terminate any right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of NW Natural or to control or regulate any property of NW Natural, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by NW Natural;

•	rights of others to take or receive any part of the power, gas, oil or other minerals or timber generated, developed, produced, manufactured, pumped or stored by, or grown on, or acquired with, any property of NW Natural;

•	easements, restrictions, exceptions or reservations in any property and/or rights of way of NW Natural for the purpose of roads, pipelines, transmission lines, distribution lines, removal of coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in titles of any property and/or rights of way, which do not materially impair the use of such property and/or rights of way for the purposes for which such property and/or rights of way are held by NW Natural; or

•	any obligations or duties, affecting the property of NW Natural, to any municipality or public authority with respect to any franchise, grant, license or permit.

In addition, the lien of the Mortgage is or may be subject to the following:

•	vendors’ liens, purchase money mortgages and liens on property that already exist at the time NW Natural acquires that property;

•	liens for labor, materials, supplies or other objects given priority by law; and

•	liens for taxes, assessments or other governmental charges given priority by law.

NW Natural has reserved the right to amend the Mortgage to restate the definition of Excepted Encumbrances to mean substantially the following:

•	tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to NW Natural’s general counsel or to such other person designated by NW Natural to receive such notices;

•	mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of NW Natural’s employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to NW Natural’s general counsel or to such other person designated by NW Natural to receive such notices;

•	specified judgment liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, NW Natural’s property;

•	liens securing indebtedness or other obligations relating to real property NW Natural acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights of way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from law, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;

•	liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by NW Natural or by others on NW Natural’s property;

•	rights and interests of persons other than NW Natural arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in such property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation;

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made;

•	certain easements, ground leases and rights of way for the purpose of roads, pipelines, transmission lines, distribution lines, communication lines, railways, removal or transportation of coal, lignite, gas, oil or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, so long as such grant shall not materially impair the use of the property or rights of way for the purposes for which such property or rights of way are held by NW Natural; and

•	certain prepaid liens. (See Twenty-second Supplemental Indenture, Section 2.17 and the definition of Permitted Liens in Section 1.07.)

The following are excepted from the lien of the Mortgage:

(1)	cash and securities,

(2)	certain equipment, apparatus, materials or supplies,

(3)	aircraft, automobiles and other vehicles,

(4)	receivables, contracts, leases and operating agreements,

(5)	timber, minerals, mineral rights and royalties, and

(6)	all Natural Gas and Oil Production Property (See Mortgage, pages 10-11 and Section 4).

No stock, properties or other assets of NW Natural subsidiaries are subject to the Mortgage.

The Mortgage contains provisions that impose the lien of the Mortgage on property acquired by NW Natural after the date of the Mortgage, other than the excepted property described above and subject to pre-existing liens. However, if NW Natural consolidates, merges or sells substantially all of its assets to another entity, the lien created by the Mortgage will generally not cover the property of the successor, other than the mortgaged property it acquires from NW Natural and improvements, extensions, additions, renewals and replacements of that property. (See Mortgage, Article XVI.)

The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to that of the First Mortgage Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the First Mortgage Bonds. (See Mortgage, Section 96.)

NW Natural has reserved the right to amend the Mortgage to add any one or more of following types of property to the list of excepted property described above:

(1)	any vessels or marine equipment;

(2)	any personal property of such character that the perfection of a security interest therein or other lien thereon is not governed by the Uniform Commercial Code in effect where NW Natural is organized or the property is located;

(3)	any general intangibles, including computer software;

(4)	any intellectual property rights;

(5)	any governmental and other licenses, permits, or franchises (other than NW Natural’s franchises, permits and licenses that are transferable and necessary for the operation of the mortgaged property); or

(6)	any unrecorded easements and rights of way.

NW Natural has also reserved the right to amend the Mortgage to subject any excepted property to the lien of the Mortgage and to define the term “mineral rights” for purposes of the Mortgage to exclude any rights or other property constructed, acquired or held primarily for the purpose of storing and withdrawing gas that has been injected into, or may from time to time may be injected into, storage reservoirs or other facilities located on or under real property, whether or not such rights or other property constitute “mineral rights” under applicable law. (See Twenty-second Supplemental Indenture, Sections 2.05, 2.08 and 2.23.)

Issuance of Additional First Mortgage Bonds

First Mortgage Bonds may be issued from time to time on the basis of:

(1)	70% of property additions, after adjustments to offset retirements (See “Modification of the Mortgage—Issuance of Additional First Mortgage Bonds,” below),

(2)	the retirement of First Mortgage Bonds or qualified lien bonds, or

(3)	the deposit of cash.

With certain exceptions in the case of (2) above, the issuance of First Mortgage Bonds must meet an earnings test. The adjusted net earnings before income taxes for 12 consecutive months out of the preceding 15 months must be at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the First Mortgage Bonds being issued, and all indebtedness of prior rank.

For purposes of determining annual interest requirements, interest on First Mortgage Bonds or other indebtedness bearing interest at a variable interest rate shall be computed at the average of the interest rates borne by such First Mortgage Bonds or other indebtedness during the period of calculation or, if such First Mortgage Bonds or other indebtedness shall have been issued after such period or shall be the subject of pending applications, interest shall be computed at the initial rate borne upon issuance.

Property additions generally include gas, electric, steam or hot water property or gas by-product property acquired after March 31, 1946, but will not include certain assets, including securities, airplanes, automobiles or other vehicles, or natural gas transmission lines or Natural Gas and Oil Production Property. As of September 30, 2016, approximately $769.4 million of property additions were available for use as the basis for the issuance of First Mortgage Bonds. As of September 30, 2016, approximately $298 million of retired First Mortgage Bonds were available for use as the basis for the issuance of First Mortgage Bonds.

The Mortgage contains certain restrictions upon the issuance of First Mortgage Bonds against property subject to liens.

(See Mortgage, Sections 4-7, 20-30 and 46, Third Supplemental Indenture, Sections 3 and 4, Eighteenth Supplemental Indenture, Section 2.01, and Twenty-second Supplemental Indenture, Sections 1.03 and 1.04.)

NW Natural has reserved the right to amend the Mortgage (1) to delete the earnings test and (2) to modify the definition of property additions to mean all mortgaged property acquired or constructed by NW Natural after March 31, 1946. (See Twenty-second Supplemental Indenture, Sections 2.01 and 2.05.)

NW Natural has also reserved the right to amend the Mortgage to change the definition of funded property from time to time. To change the definition of funded property, NW Natural must deliver to the Corporate Trustee an independent engineer’s certificate referred to as a “funded property certificate.” This funded property certificate will describe all or a portion of mortgaged property which has a fair value not less than the sum of the principal amount of the First Mortgage Bonds outstanding and the principal amount of the First Mortgage Bonds that NW Natural is entitled to have authenticated on the basis of retired First Mortgage Bonds divided by 70%. Once this funded property certificate is delivered to the Corporate Trustee, the definition of “funded property” will mean any mortgaged property described in the funded property certificate. Property additions will become funded property when used under the Mortgage for the issuance of bonds, the release or retirement of funded property, or the withdrawal of cash deposited with the Corporate Trustee for the issuance of bonds or the release of Funded property. (See Twenty-second Supplemental Indenture, Section 2.03.)

Release and Substitution of Property

Property may be released from the lien of the Mortgage, at the lesser of its cost or its fair value at the time that such property became funded property, on the basis of:

(1)	the deposit of cash or, to a limited extent, purchase money mortgages,

(2)	property additions acquired by NW Natural in the last five years, or

(3)	the waiver of the right to issue First Mortgage Bonds on the basis of retired First Mortgage Bonds, in each case without applying an earnings test.

Cash so deposited as the basis for a release and cash deposited as the basis for the issuance of additional First Mortgage Bonds may be withdrawn upon the bases stated in (2) and (3) above without applying an earnings test. When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the Mortgage, and the waiver of the right to issue First Mortgage Bonds to effect the release may, in certain cases, cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The Mortgage contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds. In addition, NW Natural may release unfunded mortgaged property if after such release at least one dollar of unfunded mortgaged property remains subject to the lien of the Mortgage. (See Mortgage, Sections 5, 31, 32, 37, 46 to 50, 59 to 61, 100 and 118, Eighteenth Supplemental Indenture, Section 2.03, and Twenty-second Supplemental Indenture, Sections 1.02 and 1.06.)

NW Natural has reserved the right to amend the Mortgage as follows:

•	to permit releases of property without the sale or disposition of such property;

•	to eliminate the limit on purchase money mortgages referred to in clause (1) above;

•	to eliminate the five-year limit on property additions referred to in clause (2) above; and

•	to increase the amount of property that may be released on the basis of clause (3) above to 10/7ths of aggregate principal amount of First Mortgage Bonds so waived. (See Twenty-second Supplemental Indenture, Sections 2.02, 2.20, 2.21 and 2.22.)

Satisfaction and Discharge of Mortgage

The lien of the Mortgage may be canceled and discharged whenever all indebtedness secured by the Mortgage has been paid. First Mortgage Bonds, or any portion of the principal amount thereof, will, prior to the maturity thereof, be deemed to have been paid for purposes of satisfying the lien of the Mortgage and shall not be deemed to be outstanding for any other purpose of the Mortgage if there shall have been deposited with the Corporate Trustee either:

(1)	moneys in the necessary amount, or

(2)	(a) direct obligations of the government of the United States of America, or

(b)	obligations guaranteed by the government of the United States of America, or

(c)	securities that are backed by obligations of the government of the United States of America as collateral under an arrangement by which the interest and principal payments on the collateral generally flow immediately through to the holder of the security, which in any case are not subject to redemption prior to maturity by anyone other than the holders, and the principal of and the interest on which when due, and without any regard to reinvestment thereof, shall be sufficient to pay when due the principal of, premium, if any, and interest due and to become due on said First Mortgage Bonds or portions thereof on the redemption date or maturity date thereof, as the case may be. (See Mortgage, Section 106 and Thirteenth Supplemental Indenture, Section 3.02.)

Defaults and Notice Thereof

Defaults are:

(1)	default in payment of principal,

(2)	default for 60 days in payment of interest or of installments of funds for the retirement of First Mortgage Bonds,

(3)	certain defaults with respect to qualified lien bonds,

(4)	certain events in bankruptcy, insolvency or reorganization, and

(5)	default for 90 days after notice in the case of a breach of certain other covenants.

The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or any fund for the retirement of First Mortgage Bonds) if it thinks it is in the interest of the bondholders. (See Mortgage, Sections 65 and 66.)

Holders of 25% of the First Mortgage Bonds may declare the principal and the interest due on default, but a majority may annul such declaration if such default has been cured. There is no automatic acceleration even in the event of NW Natural’s bankruptcy, insolvency or reorganization. No holder of First Mortgage Bonds may enforce the lien of the Mortgage without giving the Mortgage Trustee written notice of a default and unless holders of 25% of the First Mortgage Bonds have requested the Mortgage Trustee to act and offered it reasonable opportunity to act and the Mortgage Trustee has failed to act. The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. Holders of a majority of the First Mortgage Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee, or exercising any trust or power conferred upon the Mortgage Trustee, but the Mortgage Trustee is not required to follow such direction if not sufficiently indemnified for expenditures. (See Mortgage, Sections 67, 71, 80 and 94.)

Evidence to be Furnished to the Mortgage Trustee

Compliance with the Mortgage provisions is evidenced by written statements of NW Natural’s officers or persons selected by NW Natural. In certain major matters the accountant, engineer, appraiser or other expert must be independent. Various certificates and other papers, including an annual certificate with reference to compliance with the terms of the Mortgage and absence of defaults, are required to be filed annually and upon the occurrence of certain events. (See Mortgage, Sections 38, 41-46 and 121.)

Modification of the Mortgage

The rights of the bondholders may be modified with the consent of holders of 66 2/3% of the First Mortgage Bonds and, if less than all series of First Mortgage Bonds are affected, the consent also of holders of 66 2/3% of First Mortgage Bonds of each series affected. In general, no modification of the terms of payment of principal and interest, permitting liens prior or equal to the lien of the Mortgage, depriving a non-assenting bondholder of the benefit of a lien on the mortgaged property or reducing the percentage required for modification (except as provided above) will be effective against any bondholder without his or her consent. (See Ninth Supplemental Indenture, Section 6, and Twenty-second Supplemental Indenture, Section 1.01.)

NW Natural has reserved the right to amend the Mortgage to provide that the rights of the bondholders (other than those described above that require the consent of each affected bondholder) may be modified with the consent of the holders of a majority in aggregate principal amount of then outstanding First Mortgage Bonds, considered as one class, or if less than all of the series of First Mortgage Bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding First Mortgage Bonds of all series that are directly affected, considered as one class. (See Twenty-second Supplemental Indenture, Section 2.15.)

NW Natural has reserved the right to amend the Mortgage to permit NW Natural and the Corporate Trustee, without the consent of any holder of First Mortgage Bonds, to enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of NW Natural’s covenants in the Mortgage and in the First Mortgage Bonds;

•	to add one or more covenants or other provisions for the benefit of the holders of all or any series of First Mortgage Bonds, or to surrender any right or power conferred upon NW Natural and to make an occurrence of a default in performance of any such additional covenants, an additional “default”;

•	to correct or amplify the description of any property at any time subject to the lien of the Mortgage, or better to assure, convey and confirm unto the Mortgage Trustee any property subject or required to be subjected to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property;

•	to change or eliminate or add any new provision to the Mortgage; provided, however, that no such change, elimination or addition will adversely affect the interests of the holders of First Mortgage Bonds of any series in any material respect;

•	to establish the form or terms of First Mortgage Bonds of any other series as permitted by the Mortgage;

•	to provide for the procedures required to permit NW Natural to utilize, at its option, a non-certificated system of registration for all or any series of First Mortgage Bonds;

•	to change any place where principal, premium, if any, and interest shall be payable, First Mortgage Bonds may be surrendered for registration of transfer or exchange, and notices and demands to NW Natural may be served; and

•	to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the Mortgage if such changes or additions will not adversely affect the interests of the holders of First Mortgage Bonds of any series in any material respect. (See Twenty-second Supplemental Indenture, Section 2.16.)

Consolidation, Merger and Conveyance of Assets

The Mortgage provides that NW Natural may consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the mortgaged property, if:

•	such merger, consolidation, conveyance, transfer or lease is upon such terms as to preserve, and in no respect impair, the lien and security of the Mortgage and the rights and powers of the Mortgage Trustee and the holders of First Mortgage Bonds;

•	the survivor or successor corporation expressly assumes by supplemental indenture NW Natural’s obligations on all First Mortgage Bonds then outstanding and under the Mortgage; and

•	in the case of a lease, such lease is made expressly subject to termination by NW Natural or by the Mortgage Trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of a default under the Mortgage.

In the case of the conveyance or other transfer of the mortgaged property as, or substantially as, an entirety to another corporation, upon the satisfaction of all the conditions described above, such corporation would succeed and be substituted for NW Natural under the Mortgage.

The Mortgage does not prevent or restrict any conveyance or other transfer, or lease, of any part of the mortgaged property that does not constitute the entirety, or substantially the entirety, of the mortgaged property.

Although NW Natural’s successor may, in its sole discretion, subject to the lien of the Mortgage any property then owned or thereafter acquired by the successor, the lien of the Mortgage generally will not cover the property of the successor other than the mortgaged property it acquires from NW Natural and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the Mortgage.

The terms of the Mortgage do not restrict mergers in which NW Natural is the surviving entity. (See Mortgage, Sections 85, 86 and 87.)

NW Natural has reserved the right to amend the Mortgage as follows:

•	to provide that, in the case of a consolidation or merger after the consummation of which NW Natural would be the surviving or resulting entity, unless NW Natural otherwise provides in a supplemental indenture to the Mortgage, the lien of the Mortgage will generally not cover any of the properties acquired by NW Natural in or as a result of such transaction or any improvements, extensions or additions to those properties;

•

to provide that any conveyance, transfer or lease of any of NW Natural’s properties where NW Natural retains mortgaged property with a fair value in excess of 10/7ths of the aggregate principal amount of all outstanding First Mortgage Bonds, and any other outstanding debt secured by a purchase money lien that ranks equally with, or senior to, the First Mortgage Bonds with respect to the mortgaged property, shall not be deemed to be a conveyance, transfer or lease of all or substantially all of the mortgaged property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert that NW Natural selects; and

•	to provide that if NW Natural transfers all or substantially all of the mortgaged property as an entirety to a successor entity as described above, NW Natural may be released of all of its obligations under the Mortgage or any First Mortgage Bonds assumed by such successor. (See Twenty-second Supplemental Indenture, Sections 2.09, 2.10 and 2.18.)

The Corporate Trustee

Deutsche Bank Trust Company Americas also serves as the Indenture Trustee under the Indenture under which the Indenture Securities, as defined below, are issued.

NW Natural has reserved the right to amend the Mortgage without the consent or other action by the holders of First Mortgage Bonds to provide that, so long as no default has occurred and is continuing and except with respect to a Corporate Trustee appointed by act of the bondholders, if NW Natural has delivered to the Corporate Trustee a board resolution appointing a successor Corporate Trustee and the successor has accepted the appointment in accordance with the terms of the Mortgage, the Corporate Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as Corporate Trustee in accordance with the Mortgage. (See Twenty-second Supplemental Indenture, Section 2.11.)

DESCRIPTION OF THE UNSECURED DEBT SECURITIES

General

NW Natural will issue its unsecured debt securities, in one or more series, under an Indenture, dated as of June 1, 1991, between NW Natural and Deutsche Bank Trust Company Americas, as trustee (Indenture Trustee). This Indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the “Indenture.” These unsecured debt securities offered by this prospectus are referred to in this prospectus as the “Unsecured Debt Securities.”

The Indenture provides for the issuance of debentures, notes or other debt by NW Natural in an unlimited amount from time to time. The Unsecured Debt Securities and all other debentures, notes or other debt of NW Natural issued or to be issued under the Indenture are collectively referred to in this prospectus as the “Indenture Securities.”

The Indenture does not limit the amount of debt, secured or unsecured, which may be issued by NW Natural.

Indenture Securities will rank equally with all other unsecured and unsubordinated indebtedness of NW Natural. Substantially all of the gas plants, distribution systems and certain other materially important physical properties of NW Natural are subject to the lien of the Mortgage securing the First Mortgage Bonds. (See “Description of the Bonds—Security” and “—Issuance of Additional First Mortgage Bonds”, above.)

This section briefly summarizes some of the provisions of the Unsecured Debt Securities and some of the provisions of the Indenture and uses some terms that are not defined in this prospectus but that are defined in the Indenture. This summary is not complete and is qualified in its entirety by the Indenture which is on file with the SEC. You should read the Indenture for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary.

Each series of Unsecured Debt Securities may have different terms. NW Natural will include some or all of the following information about a specific series of Unsecured Debt Securities in the prospectus supplement(s) relating to those Unsecured Debt Securities:

•	the title of those Unsecured Debt Securities,

•	any limit upon the aggregate principal amount of those Unsecured Debt Securities,

•	whether those Unsecured Debt Securities will be offered on a periodic basis, with the specific terms of such Unsecured Debt Securities to be determined upon their issuance.

•	the date(s) on which, and the manner in which, NW Natural will pay the principal of those Unsecured Debt Securities,

•	the rate(s) of interest on those Unsecured Debt Securities, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which NW Natural will pay interest, the record date for any interest payable on any interest payment date, the manner in which such interest shall be payable, and the basis of computation of interest,

•	the place(s) at which or methods by which the registered owners of those Unsecured Debt Securities may transfer or exchange those Unsecured Debt Securities and serve notices and demands to or upon NW Natural,

•	any date(s) on which, the price(s) at which and the terms and conditions upon which those Unsecured Debt Securities may be redeemed, in whole or in part, at the option of NW Natural,

•	any obligation of NW Natural, and the terms and conditions thereof, to redeem or repurchase those Unsecured Debt Securities, pursuant to any sinking fund or other provisions that would obligate NW Natural to repurchase or redeem those Unsecured Debt Securities,

•	the denominations in which NW Natural may issue those Unsecured Debt Securities, if other than denominations of $1,000 and any integral multiple of $1,000,

•	whether the amount of payments of principal of, or premium, if any, or interest on those Unsecured Debt Securities, may be determined with reference to an index, and, if so the manner in which such amounts shall be determined,

•	the portion of the principal amount of those Unsecured Debt Securities that NW Natural will pay upon declaration of acceleration of the maturity of those Unsecured Debt Securities, if other than the entire principal amount of those Unsecured Debt Securities,

•	any events of default with respect to those Unsecured Debt Securities and any covenants of NW Natural for the benefit of the registered owners of those Unsecured Debt Securities, other than those specified in this prospectus,

•	the terms, if any, pursuant to which those Unsecured Debt Securities may be converted into or exchanged for shares of capital stock or other securities of NW Natural or any other entity,

•	the person to whom NW Natural will pay interest on those Unsecured Debt Securities on any interest payment date, if other than the person in whose name those Unsecured Debt Securities are registered at the close of business on the record date for that interest payment,

•	the amount and terms of a service charge, if any, for the registration of transfer or exchange of those Unsecured Debt Securities,

•	any exceptions to the definition of Legal Holiday or variation in the definition of Business Day under the Indenture with respect to those Unsecured Debt Securities,

•	the terms, if any, required to permit those Unsecured Debt Securities to be registered pursuant to a non-certificated system of registration, and

•	any other terms of those Unsecured Debt Securities that are not inconsistent with the provisions of the Indenture.

Except as may otherwise be described in a prospectus supplement, the covenants contained in the Indenture will not afford holders of the Unsecured Debt Securities protection in the event of a highly-leveraged or similar transaction involving NW Natural or in the event of a change in control.

Form, Exchange and Payment

Unless otherwise specified in the prospectus supplement relating to the Unsecured Debt Securities, the Unsecured Debt Securities will be (1) issued in fully registered form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and (2) exchangeable at the office of Deutsche Bank Trust Company Americas in New York City, without charge other than taxes or other governmental charges incident thereto, and principal, premium, if any, and interest will be payable at such office.

Defeasance

The principal amount of the Unsecured Debt Securities of any series issued under the Indenture will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of NW Natural in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee, in trust:

(1)	money in an amount which will be sufficient, or

(2)	in the case of a deposit made prior to the maturity of those Unsecured Debt Securities, Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or

(3)	a combination of (1) and (2) which will be sufficient,

to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the Unsecured Debt Securities of that series that are outstanding. For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. (See Indenture, Sections 101, 701.)

If NW Natural deposits any money and/or Government Obligations with respect to the Unsecured Debt Securities of any series, or any portion of the principal amount thereof, prior to the maturity or redemption of such Unsecured Debt Securities or such portion of the principal amount thereof, for the satisfaction or discharge of the indebtedness of NW Natural in respect to such Unsecured Debt Securities or such portion thereof as described in Section 701 of the Indenture, NW Natural shall deliver to the Indenture Trustee either:

(1)

an instrument wherein NW Natural, notwithstanding such satisfaction and discharge, shall assume the obligation to irrevocably deposit with the Indenture Trustee such additional sums of money, if any, or additional Government Obligations, if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Government Obligations previously deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Unsecured Debt Securities or such portions thereof, all in accordance with and subject to the provisions of said

Section 701; provided, however, that such instrument may state that the obligation of NW Natural to make additional deposits as described above shall be subject to the delivery to NW Natural by the Indenture Trustee of a notice asserting the amount of such deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Indenture Trustee, showing the calculation thereof, or

(2)	an opinion of counsel to the effect that the holders of such Unsecured Debt Securities, or such portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected.

In the event that NW Natural shall elect to deliver to the Indenture Trustee an instrument as described in clause (1) of the preceding paragraph in connection with any such deposit of money and/or Government Obligations with the Indenture Trustee, under current applicable United States federal income tax regulations, the holders of such Unsecured Debt Securities, or such portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of such satisfaction and discharge and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been effected. There can be no assurance that such United States federal income tax regulations will not change such that, as a result of such deposit and delivery by NW Natural of such instrument, holders of Unsecured Debt Securities may recognize income, gain or loss for United States federal income tax purposes and may not be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such deposit had not been made.

Events of Default and Notice Thereof

Events of default are:

(1)	default for three business days in payment of principal,

(2)	default for 60 days in payment of interest,

(3)	certain events in bankruptcy, insolvency or reorganization,

(4)	default for 90 days after notice in the case of a breach of any other covenant, and

(5)	any other event of default specified with respect to the Indenture Securities of a particular series.

No event of default with respect to a series of Indenture Securities necessarily constitutes an event of default with respect to the Indenture Securities of any other series.

The Indenture Trustee may withhold notice of default (except in payment of principal, interest or any funds for the retirement of Indenture Securities) if it, in good faith, determines that withholding of such notice is in the interest of the holders of the Indenture Securities. (See Indenture, Sections 801 and 903.)

Either the Indenture Trustee or the holders of not less than 33% in principal amount (or such lesser amount as may be provided in the case of discount Indenture Securities) of the outstanding Indenture Securities of all defaulted series, considered as one class, may declare the principal and interest on such series due on default, but NW Natural may annul such default by effecting its cure and paying overdue interest and principal. There is no automatic acceleration even in the event of NW Natural’s bankruptcy, insolvency or reorganization. No holder of Indenture Securities may enforce the Indenture without having given the Indenture Trustee written notice of default, and unless the holders of a majority of the Indenture Securities of all defaulted series, considered as one class, shall have requested the Indenture Trustee to act and offered reasonable indemnity, and for 60 days the Indenture Trustee shall have failed to act. But, each holder has an absolute right to receive payment of principal and interest when due and to institute suit for the enforcement of such payment. The Indenture Trustee is not required to risk its funds or incur any financial liability if it has reasonable grounds to believe that repayment is not reasonably assured.

The holders of a majority of the Indenture Securities of all defaulted series, considered as one class, may direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Indenture Securities of such series, but the Indenture Trustee is not required to follow such direction if not sufficiently indemnified and the Indenture Trustee may take any other action it deems proper which is not inconsistent with such direction. (See Indenture, Sections 802, 807, 808, 812 and 902.)

Evidence to be Furnished to the Indenture Trustee

Compliance with the Indenture provisions will be evidenced by written statements of NW Natural’s officers. An annual certificate with reference to compliance with the covenants and conditions of the Indenture and the absence of defaults is required to be filed with the Indenture Trustee. (See Indenture, Section 1004.)

Modification of the Indenture

The rights of the holders of the Indenture Securities may be modified with the consent of the holders of a majority of the Indenture Securities of all series or Tranches, as defined below, affected, considered as one class. However, certain specified rights of the holders of Indenture Securities may be modified without the consent of the holders if such modification would not be deemed to adversely affect their interests in any material respect.

In general, no modification of the terms of payment of principal and interest, no reduction of the percentage in principal amount of the Indenture Securities outstanding under such series required to consent to any supplemental indenture or waiver under the Indenture, no reduction of such percentage necessary for quorum and voting, and no modification of certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults is effective against any holder of Indenture Securities without the consent of such holder. “Tranche” means a group of Indenture Securities which are of the same series and have identical terms except as to principal amount and/or date of issuance. (See Indenture, Article Twelve.)

The Indenture Trustee

Deutsche Bank Trust Company Americas also serves as the Corporate Trustee under the Mortgage under which the First Mortgage Bonds are issued.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

NW Natural may issue junior subordinated debentures, in one or more series, under an indenture, between NW Natural and the trustee specified therein. The terms of any junior subordinated debentures will be described in a prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

General

The following is a summary of certain rights and privileges of NW Natural’s preferred stock, none of which is currently outstanding. This summary description does not purport to be complete. Reference is made to NW Natural’s Amended and Restated Articles of Incorporation, amended as of June 3, 2008, and Bylaws, as amended through May 22, 2014, and any articles of amendment to the Amended and Restated Articles of Incorporation establishing a particular series of preferred stock, which are filed as exhibits to this registration statement, or in the case of any articles of amendment relating to a future series of preferred stock, will be filed with the SEC prior to the issuance of such series, and incorporated herein by reference. The following statements are qualified in their entirety by such references.

The Board of Directors is authorized under NW Natural’s Amended and Restated Articles of Incorporation to provide for the issuance from time to time of preferred stock in one or more series, and as to each series to fix and determine the relative rights and preferences, serial designation, dividend rate, redemption prices, voluntary and involuntary liquidation prices, sinking fund provisions for the redemption or purchase of shares, if any, and conversion provisions, if any, applicable to shares of such series. NW Natural will include some or all of this information about a specific series of preferred stock being offered in the prospectus supplement(s) relating to such series. As used herein, the term “preferred stock” includes all series.

Under NW Natural’s Amended and Restated Articles of Incorporation, NW Natural is authorized to issue 100,000,000 shares of common stock and 3,500,000 shares of preferred stock. At October 21, 2016, 27,557,756 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Dividends

Each series of the preferred stock shall be entitled in preference to the common stock to dividends cumulative from the date of issue, at the rate fixed by the Board of Directors, payable quarterly on February 15, May 15, August 15 and November 15 in each year or on such other date or dates as the Board of Directors shall determine.

Voting Rights

Generally, only NW Natural’s common stock has voting rights. The common stock has cumulative voting rights with respect to the election of directors. The preferred stock shall have no right to vote in the election of directors or for any other purpose, except as may be otherwise provided by law or by resolutions establishing any series of preferred stock in accordance with NW Natural’s Amended and Restated Articles of Incorporation.

Certain terms relating to NW Natural’s preferred stock in respect of dividends, liquidation rights, limitations on payment of dividends and voting are discussed below in “Description of Common Stock—Dividends and Liquidation Rights” and “—Dividend Limitations”.

DESCRIPTION OF COMMON STOCK

General

The following is a summary of certain rights and privileges of NW Natural’s common stock. This summary description does not purport to be complete. Reference is made to NW Natural’s Amended and Restated Articles of Incorporation, amended as of June 3, 2008, and Bylaws, as amended through May 22, 2014, which are incorporated herein by reference. The following statements are qualified in their entirety by such references.

Under NW Natural’s Amended and Restated Articles of Incorporation, NW Natural is authorized to issue 100,000,000 shares of common stock and 3,500,000 shares of preferred stock. At October 21, 2016, 27,557,756 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Dividends and Liquidation Rights

Except as hereinafter stated, the common stock is entitled to receive such dividends as are declared by the Board of Directors and to receive ratably on liquidation any assets which remain after payment of liabilities. NW Natural has an authorized class of senior capital stock, referred to as preferred stock, none of which is currently outstanding. NW Natural’s preferred stock is entitled in preference to the common stock (1) to cumulative dividends at the annual rate fixed for each series by the Board of Directors, and (2) in voluntary and involuntary liquidation, to the amounts fixed for each series by the Board of Directors, plus in each case, unpaid accumulated dividends.

Dividend Limitations

Should dividends on the preferred stock be in arrears, no dividends on the common stock may be paid or declared. Future series of the preferred stock could contain sinking fund, purchase or redemption obligations under which no dividends on the common stock may be paid or declared while such obligations are in default. Common stock dividends also may be restricted by the provisions of future instruments pursuant to which NW Natural may issue long-term debt.

Voting Rights

Except as provided by law or by resolutions establishing any series of preferred stock, only the common stock has voting rights. Cumulative voting is permitted by the Amended and Restated Articles of Incorporation to holders of common stock at elections of directors.

Classification of the Board of Directors

The Board of Directors of NW Natural may consist of not less than 9 nor more than 13 persons, as determined by the Board, divided into three classes as nearly equal in number as possible. The number of directors as of the date of this prospectus is 10. One class is elected for a three-year term at each annual meeting of shareholders. Vacancies, including those resulting from an increase in the size of the Board, may be filled by a majority vote of the directors then in office, to serve until the next annual meeting of shareholders. One or more of the directors may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon; provided, however, that if fewer than all of the directors should be candidates for removal, no one of them shall be removed if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director shall be a part. Except for those persons nominated by the Board, no person shall be eligible for election as a director unless a request from a shareholder entitled to vote in the election of directors that such person be nominated and such person’s consent thereto shall be delivered to the Secretary of NW Natural within the time period specified in advance of the meeting at which such election shall be held. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors.

Business Transactions with Related Persons

NW Natural shall not enter into any business transaction with a related person or in which a related person shall have an interest (except proportionately as a shareholder of NW Natural) without first obtaining both (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the capital stock of NW Natural not held by such related person, and (2) the determination of a majority of the continuing directors that the cash or fair market value of the property, securities or other consideration to be received per share by the holders, other than such related person, of the shares of each class or series of the capital stock of NW Natural in such business transaction shall not be less than the highest purchase price paid by such related person in acquiring any of its holdings of shares of the same class or series, unless the continuing directors by a majority vote shall either (a) have expressly approved the acquisition of the shares of the capital stock of NW Natural that caused such related person to become a related person, or (b) have expressly approved such business transaction. As used in this paragraph: a “business transaction” includes a merger, consolidation, plan of exchange or recapitalization, a purchase, sale, lease, exchange, transfer, mortgage or other disposition of all or a substantial part (10% or more of the fair market value of the assets) of the property and assets of NW Natural or a related person, an issuance, sale, exchange or other disposition of securities of NW Natural and a liquidation, spin-off or dissolution; a “related person” includes a person, organization or group thereof owning 10% or more of the capital stock of NW Natural; “continuing directors” are those whose nominations for directorship shall have been approved by a majority of the directors in office on April 9, 1984 or by a majority of the then continuing directors. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares of the capital stock of NW Natural (other than shares held by related persons).

Preemptive Rights

The holders of the common stock have no preemptive rights.

Other Provisions

The issued and outstanding shares of NW Natural’s common stock are, and the common stock offered hereby will be, fully paid and nonassessable.

Certain Anti-Takeover Matters

NW Natural’s Amended and Restated Articles of Incorporation and Bylaws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of its stock or delaying or preventing a change in its control. The material provisions that may have such an effect include:

•	establishment of a classified Board of Directors, whereby approximately only one-third of the board stands for election each year;

•	limitations on certain business transactions (including mergers, consolidations, plans of exchange) with any person or entity and any persons or entities related thereto who beneficially own 10 percent or more of the capital stock of NW Natural;

•	authorization for NW Natural’s Board of Directors (subject to any applicable law) to issue preferred stock in series and to fix rights and preferences of the series;

•	advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by NW Natural’s Board of Directors; and

•	requirement that holders of not less than two-thirds of the shares entitled to vote are required to remove directors or to amend certain provisions of NW Natural’s Amended and Restated Articles of Incorporation.

NW Natural is subject to the provisions of sections 60.825 to 60.845 of the Oregon Business Corporation Act (the “Oregon Business Combinations Act”) which generally provide that in the event a person or entity acquires 15% or more of NW Natural’s voting stock (“interested shareholder”), NW Natural and such interested shareholder and any affiliate may not engage in the following business combinations for a period of three years following the date that person became an interested shareholder:

•	a merger or plan of share exchange;

•	any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of NW Natural’s assets or outstanding capital stock; and

•	transactions that result in the issuance of capital stock to the shareholder that acquired 15% or more of the voting stock.

These restrictions do not apply if:

•	the Board of Directors approved either the business combination or the share acquisition that resulted in the person becoming an interested shareholder before the time such person became an interested shareholder;

•	as a result of the share acquisition, the person became an interested shareholder and 85% owner of the outstanding voting stock, excluding shares owned by persons who are directors and also officers and shares owned by certain employee benefit plans; or

•	on or after the date the person became an interested shareholder, the business combination transaction is approved by the Board of Directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

NW Natural is also subject to the provisions of Sections 60.801 to 60.816 of the Oregon Business Corporation Act (the “Oregon Control Share Act”), which generally provide that a person who acquires voting stock in a transaction which results in such person holding more than 20%, 33-1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition unless voting rights are accorded to such control shares by the holders of a majority of the outstanding voting shares, excluding the control shares held by such person and shares held by officers and inside directors, and by the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by officers and inside directors. This vote would be required at the time an acquiring person’s holdings exceed 20% of the total voting power, and again at the time the acquiring person’s holdings exceed 33-1/3% and 50%, respectively. The acquiring person may, but is not required to, submit to NW Natural an “acquiring person statement” setting forth certain information about the acquiring person and its plans with respect to NW Natural. The acquiring person statement may also request that NW Natural call a special meeting of shareholders to determine whether the control shares will be allowed to retain voting rights. If the acquiring person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

The Oregon Control Share Act and the Oregon Business Combinations Act have anti-takeover effects because they will encourage any potential acquirer to negotiate with NW Natural’s Board of Directors and will also discourage potential acquirers unwilling to comply with the provisions of these laws. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. NW Natural has not adopted such a provision.

NW Natural is also subject to Oregon Revised Statutes Chapter 757.511 which generally provides that no person, directly or indirectly, shall acquire the power to exercise any substantial influence over the policies and actions of a public utility without first securing from the Oregon Public Utility Commission (“OPUC”) an order authorizing such acquisition if such person is, or by such acquisition would become, an “affiliated interest” with such public utility as defined by Oregon law. Any applicant requesting such an order bears the burden of showing that granting the application is in the public interest. This provision of Oregon law may have anti-takeover effects by subjecting potential acquisitions to OPUC review and approval.

PLAN OF DISTRIBUTION

NW Natural may sell the securities offered pursuant to this prospectus and one or more prospectus supplements (Offered Securities) in one or more series in any of three ways: (1) through underwriters or dealers; (2) through agents; or (3) directly to a limited number of purchasers or to a single purchaser.

Through Underwriters or Dealers

If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at the initial public offering price or at varying prices determined at the time of the sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more managing underwriters. The underwriter or underwriters with respect to the Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. Unless otherwise set forth in such prospectus supplement, the obligations of the underwriters to purchase the Offered Securities offered by such prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased.

Through Agents

The Offered Securities may be sold through agents designated by NW Natural from time to time. A prospectus supplement will set forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which such prospectus supplement is delivered as well as any commissions payable by NW Natural to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

Directly to One or More Purchasers

NW Natural may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

General Information

The prospectus supplement with respect to the Offered Securities will set forth the terms of the offering of such Offered Securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such Offered Securities and the proceeds to NW Natural from such sale;

•	any underwriting discounts, agents’ commissions and other items constituting underwriting compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If so indicated in the prospectus supplement with respect to the Offered Securities, NW Natural may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Offered Securities from NW Natural at the initial public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in such prospectus supplement, and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents, underwriters and dealers may be entitled under agreements entered into with NW Natural to indemnification by NW Natural against certain civil liabilities, including certain liabilities under the Securities Act or to contribution by NW Natural with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGALITY

The legality of the securities will be passed upon for NW Natural by MardiLyn Saathoff, Esquire, Senior Vice President, Regulation and General Counsel of NW Natural, and by Morgan, Lewis & Bockius LLP, New York, New York. Ms. Saathoff may rely upon the opinion of Morgan, Lewis & Bockius LLP as to certain legal matters arising under New York law. Morgan, Lewis & Bockius LLP may rely upon the opinion of Ms. Saathoff as to certain legal matters arising under Oregon law. Ms. Saathoff is regularly employed by NW Natural, participates in various NW Natural employee benefit plans under which she may receive shares of common stock and currently beneficially owns less than one percent of the outstanding shares of common stock of NW Natural.

NW Natural’s principal executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, and its telephone number is (503) 226-4211.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2016.

NORTHWEST NATURAL GAS COMPANY

880,000 Shares

Common Stock

Wells Fargo Securities

J.P. Morgan

RBC Capital Markets

U.S. Capital Advisors

Sidoti & Company, LLC